Exhibit 10.1

Employment Term Sheet

Set forth below is an outline of the management compensation terms by which the undersigned parties agree to abide.

Name:	David Green (the “Executive”).
Position:	Chief Financial Officer for Q Therapeutics, Inc. (the “Company”).
Effective Date:	Beginning November 18, 2015 (the “Effective Date”), Executive shall begin serving as the Company’s Chief Financial Officer, initially on a part time basis.
Base Salary:

$210,000, pro-rated initially until full time status is achieved. The base salary shall be reviewed no less frequently than annually. Should Base Salary compensation be deferred due to cash shortages, Base Salary shall accrue and be paid when sufficient cash is available. Stock options at then fair market value shall be awarded in an amount equal to the value of the Base Salary deferred and shall vest immediately.

Performance Bonus:

Mutually agreeable performance-based bonus plan shall initially include:

Annual Bonus: Cash bonus target of 25% of Base Salary with a range of 75-125% based on performance. Stock bonus of options on 150,000 – 250,000 shares of the Company’s common stock based on performance vesting per Company policy. Annual Bonus shall be prorated for partial years of employment service.

Special Bonus: $20,000 upon closing of an equity and/or debt financing in the cumulative amount of $15 million on or prior to June 30, 2016. Should such financing close on or prior to January 8, 2016, the Special Bonus shall be increased to $40,000.

The Executive shall participate in the Company’s “Executive Bonus Plan” (or any successor plan), as such plan is implemented on an annual basis as approved by the Board of Directors, it being understood that the Executive’s actual annual bonus, if any, shall be determined at the discretion of the Company and the Board of Directors.

Equity Award and Vesting:

On the Effective Date, Executive shall be awarded an option grant under the Company’s 2011 Equity Incentive Compensation Plan as follows:

•    400,000 shall vest at the rate of 28% on the one year anniversary of the grant date and 2% per month thereafter.

•    100,000 which would vest immediately upon closing an equity and/or debt financing in the cumulative amount of $15 million on or prior to June 30, 2016.

Executive shall also be eligible for additional option awards at the discretion of the Board of Directors.

Employee Benefits:

Participation in the employee benefit plans made available to senior executives of the Company generally.

20 days of paid time off each year in addition to 5 fixed and 4 floating Company-paid holidays, any portion of which can be carried over to subsequent years as long as no more than 40 days in total are accrued at any time. Company customarily is closed between Christmas and New Years.

Executive shall be provided with participation in the Company’s Directors and Officers Insurance, Health Insurance for him and his family, Dental Insurance, FSA/Cafeteria pre-tax health benefits plan, Group Life Insurance, Short-Term Disability Insurance, and 401k plan.

Company will reimburse up to $2,000 of documented mobile phone and home internet expense per year.

Employment Term:

The period beginning from the day on which the Executive begins employment with the Company (the “Start Date”) and shall continue through the date on which it is terminated by the Executive or the Company as provided for in this Employment Term Sheet or any subsequent employment agreement. The Executive’s obligations hereunder shall survive expiration of the employment term.

Outside Activities:	Executive may continue to serve on outside company Boards of Directors as long as such service does not impede Executive’s ability to carry out his duties hereunder.
Severance/Change in Control Benefits:

Once the Executive has achieved full time employment, he shall be eligible for Severance/Change in Control Benefits as follows:

(a) After the Executive has completed 6 months of full time employment, in the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns employment for Good Reason, subject to the Executive’s execution and non-revocation of a release in a form satisfactory to the Company, the Company shall pay the Executive severance in an amount equal to the Executive’s then current base salary for a period of 12 months (the “Severance Term”). The Executive will not be entitled to any severance in the event that the Executive’s employment with the Company is terminated for Cause or the Executive resigns without Good Reason. Payment dates will be modified to comply with Section 409A of the Internal Revenue Code as necessary.

(1) any unpaid bonus through the date of Executive’s termination that had been earned but not yet paid for the prior year plus a prorata portion of the Performance Bonus as set forth above, and (2) provided that Executive properly elects COBRA continuation coverage, the Company shall pay the COBRA premium for health care coverage for Executive and his spouse and covered dependents, as applicable and to the extent eligible (the “COBRA Benefits”), for the Severance Term immediately following the date of termination of employment.

(b) At any time after the Executive has achieved full time employment status, in the event a Change in Control occurs during the Term and (a) Executive is not offered continued employment by the acquiring company and in connection therewith Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, or (b) Executive is offered continuing employment, but Executive’s employment with the acquiring company is terminated by the acquiring company without Cause or by Executive for Good Reason, in either event, within twelve (12) months following such Change in Control event, then, in addition to any other accrued amounts payable to Executive through the date of termination of Executive’s employment, (1) the Executive shall receive a lump-sum severance payment (the “CIC Severance Payment”) in an amount equal to the sum of (x) 1.0 times the Executive’s annual base salary as in effect on the date of termination, (y) any unpaid bonus through the date of Executive’s termination for the prior year that had been earned but not yet paid plus a prorata portion of the Performance Bonus as set forth above; and (2) provided that Executive properly elects COBRA continuation coverage, the COBRA premium for health care coverage for Executive and his spouse and covered dependents, as applicable and to the extent eligible (the “CIC COBRA Benefits”), for the Severance Term immediately following the date of termination of Executive’s employment. Except as set forth above, Executive shall not be entitled to any CIC Severance Payment or CIC COBRA Benefits in the event Executive is offered continued employment by the acquiring company following such Change in Control event with the acquiring company assuming this Agreement, or entering into an agreement substantially similar to this Agreement. If Executive is eligible for and entitled to the CIC Severance Payment or CIC COBRA Benefits, then Executive shall not be eligible for or entitled to the Severance Payment and COBRA Benefits.

(c) Any Severance Payment, CIC Severance Payment, COBRA Benefits, or CIC COBRA Benefits vesting and/or any other benefits contemplated by this Section are conditional on Executive signing and returning to the Company a non-revocable general release of claims providing for a release of all claims relating to Executive’s employment and/or this letter against the Company or its successors, its subsidiaries and parent company and its and their respective directors, officers and stockholders, in a form satisfactory to the Company (the “Release”); provided that such Release becomes effective and irrevocable no later than sixty (60) days following Executive’s termination of employment date or such earlier date required by the Release (such deadline, the “Release Deadline”) and such payments to be paid in a lump sum shall be paid on the date of the Release Deadline. If the Release does not become effective by the Release Deadline, Executive shall forfeit any rights to any Severance Payment, CIC Severance Payment, COBRA Benefits, CIC COBRA Benefits, vesting and/or any other benefits.

(d) In no event shall Executive be entitled to any benefits in the event of a termination of Executive’s employment by the Company with Cause or by Executive without Good Reason, and Executive shall be entitled solely to Executive’s compensation and other benefits accrued as of the date of Executive’s termination other than payment of the Performance Bonus as set forth above.

Severance Term:	12 months.
Cause:

“Cause” shall mean (i) Executive’s willful, knowing or grossly negligent failure or refusal to perform Executive’s duties under this Employment Term Sheet or any subsequent employment agreement; (ii) Executive’s breach of any fiduciary duty to the Company; (iii) Executive’s commission of an act which is a fraud or embezzlement against the Company; and, (iv) the conviction of Executive for, or a plea of guilty or nolo contendere by Executive to a criminal act which is a felony or a misdemeanor involving an act of moral turpitude.

Good Reason:

“Good Reason” shall mean the occurrence of any one or more of the following events without Executive’s prior written consent, subject to the notification and cure provisions below: (i) a material diminution of Executive’s authority, functions, duties or responsibilities; (ii) a relocation of Executive’s principal workplace more than 50 miles outside the workplace Executive had been assigned to work over the prior six (6) month period; (iii) the Company’s material diminution of Executive’s annual base salary in effect on the date hereof or as the same may be increased from time to time; or (iv) a material breach by the Company of this Agreement; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides the Company with written notice that he intends to terminate his employment for one of the grounds set forth in (i)-(iv) within thirty (30) days of such ground occurring, (2) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates his employment within sixty one (61) days from the date that Good Reason first occurs.

Change in Control:	For purposes hereof, Change in Control shall mean (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions of which the Board does not approve; (ii) a merger or consolidation of the Company, whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this Employment Term Sheet, “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A.

Code Section 280G:

In the event that Executive becomes entitled to receive or receives any payment or benefit under this Employment Term Sheet or under any other plan, agreement or arrangement with the Company, or any person whose actions result in a Change in Control or any other person affiliated with the Company or such person (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments shall be subject to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar or successor provision (the “Excise Tax”) then the Company shall make an additional “gross up” payment to Executive in order to pay the Excise Tax.

Section 409A:

If any payments or benefits under this Employment Term Sheet or any subsequent employment agreement that would be considered deferred compensation under Section 409A , then the following rules shall apply:

(i)     Any termination of Executive’s employment triggering payments or benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates), any payments or benefits that constitute non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).

(ii)    The above-described payments and benefits shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s termination of employment; provided that if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Employment Term Sheet or any subsequent employment agreement is required in order to avoid an additional tax under Section 409A(a)(1)(B) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the first business day following the expiration of the six-month period measured from the date of Executive’s separation from service, (b) the date of Executive’s death, or (c) such earlier date that shall avoid the imposition of the additional tax under Section 409A(a)(1)(B). Upon the expiration of the applicable six-month period pursuant to Code Section 409A(a)(2)(B)(i), all payments deferred shall be paid in a lump sum to Executive. It is intended that each installment of the above-described payments and benefits shall be treated as a separate “payment” for purposes of Section 409A.

(iii)  To the extent that any of the above-described payments or benefits are deemed to be subject to Section 409A, this Employment Term Sheet or any subsequent employment agreement shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder in order to (a) preserve the intended tax treatment of the benefits provided with respect to such payments and benefits, and (b) comply with the requirements of Section 409A. Nothing in this Employment Term Sheet or any subsequent employment agreement shall be construed as a guarantee by the Company of any particular tax effect. The Company shall not be liable to Executive for any tax, penalty, or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this Employment Term Sheet or any subsequent employment agreement as an amount includible in gross income under Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

Confidentiality; Work Product:	Executive shall enter into the Company’s standard Employee Invention Assignment and Confidentiality Agreement.
Governing Law	This term sheet shall be governed by the laws of Utah, without regard to principles of conflict of laws.

By signing below, the parties agree that this term sheet will be binding upon the parties, will take effect on the Effective Date, and will as of such date supersede any other employment, severance, change of control or related agreements between the undersigned executive and the Company and its affiliates.

Date: November 10, 2015

Q Therapeutics, Inc.	Executive – David Green

By: Steven J. Borst

Its: Chief Executive Officer and Board Chairman